[MBf USA, INC. LETTERHEAD]





                            FOR IMMEDIATE RELEASE

                   MBf USA, INC. ANNOUNCES RESULTS FOR 1995


Itasca, IL -- March 7, 1996 -- MBf USA, Inc. (The Nasdaq SmallCap Stock Market:
MBFA) today announced financial results including record revenues for the year ended December 31, 1995.

MBf USA reported that revenues for the year ended December 31, 1995 increased 20% to a record $43,258,125 over 1994 revenues of $36,008,062, primarily reflecting growth in glove sales by the Company's American Health Products Corporation subsidiary. Additionally, the continued high level of investment in marketing and international launch efforts for the Company's Playboy(R) brand condom business resulted in a substantial increase in condom sales in 1995.

The Company recorded a net of loss for 1995 of $4,864,404 compared to net income of $1,000,530 last year. Of this loss, $4,295,608 occurred in the first half of 1995, and included a $1,808,757 charge related to the Company's management and business restructuring which was completed by June 30, 1995.

Under new management, losses declined in the second half, resulting in third and fourth quarter losses of $417,320 and $151,476, respectively. The losses in the second half of 1995 were primarily due to expenses related to the expansion of the Company's international condom business and the lag period for the new glove price increases, instituted at the end of the third quarter, to take effect.

Loi Heng Sewn, Chairman of MBf USA, Inc. stated, "The financial and business restructuring that took place in the first half of 1995 has returned the Company to its core business and its impact is shown in its improved performance in the second half."


                                    -more-




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MBf USA, Inc. News Release                                              Page 2
March 7, 1996


Edward J. Marteka, who became President of MBf USA, Inc. on May 31, 1995, said, "We were able to slash our losses significantly in the two quarters following the restructuring. Our latex glove business which presently accounts for most of our sales remain strong, while at the same time the rapid shift to higher margin powder free gloves sales continues to improve gross margins. The new glove manufacturing plant in Indonesia, which was slated to begin operation in the first quarter 1996 but has been delayed to the second quarter, should further lower production costs and improve margins."

MBf USA, Inc. and its subsidiaries market Glovetex(R) brand and OEM medical examination gloves in the United States and the world-famous Playboy(R) brand condoms internationally.




                             (See attached tables)
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MBf USA, Inc. News Release                                              Page 3
March 7, 1996


                                MBf USA, INC.

                           For The Three Months Ended  For The Year Ended
                           --------------------------  -------------------
                                  December 31,              December 31,
                                  ------------              ------------
                               1995          1994         1995         1994
                               ----          ----         ----         ----

TOTAL REVENUES             $10,988,442   $10,017,544  $43,258,125  $36,008,062

INCOME (LOSS) FROM
 CONTINUING OPERATIONS        (151,476)     (326,581)  (4,796,672)     909,441

INCOME (LOSS) FROM
 DISCONTINUED
  OPERATIONS                         0       (45,700)     (67,732)      91,119

NET INCOME (LOSS)            ($151,476)    ($372,281) ($4,864,404)  $1,000,530

NET INCOME (LOSS)
 PER SHARE                       ($.06)        ($.15)*     ($2.00)        $.41*

WEIGHTED AVERAGE
 NUMBER OF COMMON
 STOCK AND COMMON
 EQUIVALENTS                 2,432,462     2,458,473*   2,432,462    2,458,473*





   *  GIVES RETROACTIVE EFFECT TO THE ONE-FOR-TEN REVERSE SPLIT EFFECTED ON
                               DECEMBER 18, 1995.



CONTACT:                          -OR-  MBf USA'S INVESTOR RELATIONS COUNSEL:
MBf USA, INC.                           The Equity Group Inc.
Loi Heng Sewn, Chairman                 Terry Hosmer       (212) 836-9610
Edward J. Marteka, President            Linda Latman       (212) 836-9609
Stephen Tan, CFO
 (708)285-9191